                                                                     EXHIBIT 2.2

                          VOTING AND TENDER AGREEMENT

    VOTING AND TENDER AGREEMENT, dated as of March 20, 2001 (this "AGREEMENT"), by and among WARBURG, PINCUS INVESTORS, L.P., a Delaware limited partnership (the "PRINCIPAL STOCKHOLDER"), PITNEY BOWES INC., a Delaware corporation ("PARENT"), and MAUI ACQUISITION CORP., a Delaware corporation ("PURCHASER").

                              W I T N E S S E T H:

    WHEREAS, simultaneously with the execution of this Agreement, Parent, Purchaser and Alysis Technologies, Inc., a Delaware corporation (the "COMPANY"), have entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), pursuant to which Purchaser has agreed, among other things, to commence a cash tender offer (as such tender offer may hereafter be amended from time to time, the "OFFER") to purchase all of the (x) outstanding shares of common stock of the Company, par value $.01 per share (the "COMMON SHARES"), and
(y) outstanding shares of the class B common stock of the Company, par value $.01 per share (the "CLASS B SHARES" and, together with the Common Shares, the "SHARES"), with such tender offer to be followed by the merger of Purchaser with and into the Company (the "MERGER");

    WHEREAS, as of the date hereof, the Principal Stockholder is the record and beneficial owner of the number of Shares listed opposite such Principal Stockholder's name on Schedule 1; and

    WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, each of the Parent and Purchaser has required that the Principal Stockholder agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Principal Stockholder has agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

    1. CERTAIN DEFINITIONS. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

    "AFFILIATE" means, when used with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with such Person. As used in the definition of "Affiliate," the term "CONTROL" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

    "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

    "GOVERNMENTAL ENTITY" means any foreign, federal, state, municipal or other court, administrative agency, commission or other governmental or regulatory body or authority or instrumentality or political subdivision, including tribal bodies, or any official thereof.

    "OWNED SHARES" means, with respect to the Principal Stockholder, the Shares, whether Beneficially Owned or held of record, by the Principal Stockholder on the date hereof or which may hereafter be acquired by the Principal Stockholder.

    "OPTIONS" means, with respect to the Principal Stockholder, the options to acquire Common Shares now owned or which may hereafter be acquired by the Principal Stockholder.

    "PERSON" or "PERSON" means any natural person, firm, corporation, business trust, joint venture, joint stock company, incorporated or unincorporated association, company, partnership, limited liability company or other entity, or any Governmental Entity, or any agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

    "REPRESENTATIVE" means, with respect to any Person, such Person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, accountant, attorney, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

    "TRANSFER" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "TRANSFER" shall have a correlative meaning.

    2. TENDER OF OWNED SHARES. The Principal Stockholder hereby agrees to validly tender, or cause the Record Holder (as defined below) to validly tender, all of its Owned Shares pursuant to and in accordance with the Offer (or any replacement or subsequent tender offer by Parent or any of its Subsidiaries for all of the Shares at a price per share in cash equal to at least $1.39 made prior to the termination of this Agreement) within ten (10) Business Days of the commencement thereof, and not to withdraw or permit to be withdrawn any Owned Shares therefrom.

    3. VOTING OF OWNED SHARES. During the period commencing on the date hereof and continuing until the earlier of (x) the consummation of the Offer or
(y) the termination of this Agreement in accordance with Section 10 hereof, the Principal Stockholder hereby agrees as follows:

        (a) ATTENDANCE AT MEETINGS. At any annual or special meeting of the stockholders of the Company (including any adjournment thereof), however called, or in connection with any written consent of the stockholders of the Company, at which or in which matters relating to the Merger, the Merger Agreement or any transaction contemplated thereby are considered, the Principal Stockholder shall appear, or cause the holder of record on any applicable record date with respect to any Owned Shares of the Principal Stockholder (the "RECORD HOLDER") to appear, at each such meeting, in person or by proxy, or otherwise cause the Owned Shares to be counted as present thereat for the purposes of establishing a quorum.

        (b) VOTING. At any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Principal Stockholder shall vote, or cause the Record Holder to vote, the Owned Shares (to the extent such Person also has the right to vote such Owned Shares) of the Principal Stockholder: (i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement and (ii) against any proposal for any extraordinary corporate transaction, such as a recapitalization, dissolution, liquidation, or sale of assets of the Company or any merger, consolidation or other business combination (other than the Merger) between the Company and any Person (other than Parent or a Subsidiary of Parent) or any other action or agreement that is intended or which reasonably could be expected to (x) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (y) result in any of the conditions to the Company's obligations under the

    Merger Agreement not being fulfilled or (z) impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement.

    4. ACKNOWLEDGMENT. The Principal Stockholder hereby acknowledges the receipt and its review of a copy of the Merger Agreement.

    5. CONVERSION OF PREFERRED STOCK. The Principal Stockholder hereby acknowledges and agrees that, at the Effective Time, each share of Preferred Stock beneficially owned by it shall, in accordance with the Certificate of Designation and by virtue of the Merger and without any action on the part of the Principal Stockholder, be converted into the right to receive the Liquidation Preference (as such term is defined in the Certificate of Designation), as calculated as of the Effective Time, without interest, upon surrender of the certificate representing such shares of Preferred Stock.

    6. TERMINATION OF AGREEMENTS. The Principal Stockholder hereby agrees that, prior to the Effective Time, it shall terminate or cause to be terminated all agreements between the Company or a Subsidiary, on the one hand, and the Principal Stockholder or any of its Affiliates, on the other hand, and the Company or such Subsidiary, as the case may be, shall retain no, and be released from all, obligations pursuant to such agreements; PROVIDED, HOWEVER, that the Loan Agreement, dated as of January 4, 2001, by and between the Principal Stockholder and the Company shall continue in effect until terminated pursuant to its terms, which such termination shall not occur later than the Effective Time. Notwithstanding the foregoing, nothing in this Section 6 shall be construed to obligate the Principal Stockholder to cause to be terminated any agreement between one of its Affiliates, on the one hand, and the Company, on the other hand, to the extent that such agreement was entered into in the ordinary course of business.

    7. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. The Principal Stockholder hereby represents and warrants to Parent and Purchaser, as follows:

        (a) EXISTENCE. The Principal Stockholder has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization.

        (b) POWER AND AUTHORITY. The Principal Stockholder has all necessary partnership power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by the Principal Stockholder and the consummation by the Principal Stockholder of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of the Principal Stockholder, and no other proceeding on the part of the Principal Stockholder is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

        (c) EXECUTION. This Agreement has been duly and validly executed and delivered by the Principal Stockholder and, assuming the valid authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies.

        (d) NO CONFLICT. None of the execution and delivery of this Agreement by the Principal Stockholder, the consummation by the Principal Stockholder of the transactions contemplated hereby or compliance by the Principal Stockholder with any of the provisions hereof shall (i) conflict with or violate the certificate of limited or the limited partnership agreement, or other organizational documents, of the Principal Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, lease, permit, franchise, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Principal Stockholder is a party or by which the Principal Stockholder or any of his or its properties or assets (including the Owned Shares) may be bound, or (iii) violate any order, writ, injunction, decree, judgment, law, statute, rule, regulation or administrative or arbitral order applicable to the Principal Stockholder or any of its properties or assets, excluding from the foregoing such violations, breaches or defaults which could not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Principal Stockholder or which would not materially impair the ability of the Principal Stockholder to consummate the transactions contemplated hereby.

        (e) NO CONSENTS OR APPROVALS. The execution and delivery of this Agreement by the Principal Stockholder does not, and the performance of this Agreement by the Principal Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental body, agency or official, except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected to prevent or delay the performance by the Principal Stockholder of its obligations under this Agreement.

        (f) TITLE TO THE OWNED SHARES. The Principal Stockholder is the Beneficial Owner or holder of record of the Owned Shares listed opposite its name on Schedule 1. Such Owned Shares are all the securities of the Company either Beneficially Owned or owned of record by the Principal Stockholder as of the date hereof and the Principal Stockholder owns no other rights or interests exercisable for or convertible into any securities of the Company. Such Owned Shares are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Principal Stockholder's voting rights, charges and other encumbrances of any nature whatsoever except, with respect to the Options, the option plans and agreements pursuant to which such options were issued. The Principal Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Owned Shares.

        (g) CONTINUOUS OWNERSHIP. Schedule 2 sets forth the respective dates of acquisition of the Owned Shares and Preferred Stock by the Principal Stockholder. The Principal Stockholder has Beneficially Owned the Owned Shares and Preferred Stock since the respective dates of acquisition of such Owned Shares and Preferred Stock as set forth on Schedule 2 and has not disposed of any Owned Shares and Preferred Stock since such respective acquisition dates (other than conversion into other Owned Shares), and, assuming the accuracy of publicly available information regarding the Company's outstanding stock, the percentage of the stock of the Company owned by the Principal Stockholder (for purposes of section 382 of the Internal Revenue Code of 1986) has never been less than 50% since it first acquired Owned Shares or Preferred Shares. The Principal Stockholder agrees to indemnify and hold harmless Parent and Purchaser for any additional tax liabilities that arise out of or relate to any breach by the Principal Stockholder of the representations and warranties set forth in this
    Section 7(g) that causes the amount of net operating losses that are available to the Parent in any taxable period after the Merger to be less than the amount of net operating losses that would have been available if there were no such breach; provided, however, that in no event shall the liability of the Principal Stockholder under this Section 7(g) exceed the greater of (x) Four Million United States Dollars ($4,000,000) or
    (y) twenty-eight percent (28%) of the net proceeds received by the Principal Stockholder in the transaction contemplated by the Merger Agreement. Notwithstanding anything to the contrary in this Section 7(g), Parent shall engage Ernst & Young LLP ("ERNST & YOUNG") to perform a "Section 382 Analysis," to be completed within ninety (90) days after the closing of the Merger, and which shall, among other things, express the accounting firm's view as to whether an Ownership Change has occurred at any time prior to the Merger, and, if such analysis confirms that such an Ownership Change has not occurred, then the indemnification of Parent and Purchaser by the Principal Stockholder pursuant to this Section 7(g) shall terminate and the Principal Stockholder shall have no further liability under this Section 7(g). The Parent and the Principal Stockholder shall mutually cooperate fully and shall provide all information requested by Ernst & Young during the conduct of the Section 382 study. Such cooperation shall include the making available of all shareholder records, option holder records and any other data in their possession or at their disposal necessary for completion of the Section 382 study in the allotted time frame. Notwithstanding anything to the contrary, the Parent will coordinate all aspects of the Section 382 study with Ernst & Young. The cost of the Section 382 study to be prepared by Ernst & Young shall be borne by the Parent up to the amount of One Hundred Thousand United States Dollars ($100,000). Any costs in excess of $100,000 shall be borne by the Principal Stockholder.

    8.  COVENANTS.

        (a) NO INCONSISTENT AGREEMENTS. The Principal Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, it shall not enter into any agreement, arrangement or understanding with, or grant a proxy or power of attorney to, any Person (other than Parent or Purchaser) with respect to the Owned Shares which would prevent the Principal Stockholder from complying with its obligations under this Agreement.

        (b) RESTRICTION ON TRANSFER; PROXIES. The Principal Stockholder hereby covenants and agrees that, until this Agreement is terminated in accordance with Section 11 hereof, the Principal Stockholder shall not, directly or indirectly: (i) except as provided in Sections 2 and 11 hereof, Transfer (whether by operation of law, by agreement or otherwise) to any Person all or any portion of the Owned Shares and shall not cause any security interests, liens, claims, pledges, charges, encumbrances, options, rights of first refusals, agreements or other limitations on such Principal Stockholder's voting rights, to attach to the Owned Shares to be tendered to Purchaser pursuant to Section 2 hereof or to the Options or any Owned Shares issuable thereunder; or (ii) grant any proxies or powers of attorney (other than to Parent or Purchaser), deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares. Notwithstanding the foregoing, the Principal Stockholder may Transfer any or all of its Owned Shares to one or more of its Affiliates; PROVIDED, that prior to effecting such Transfer, each such Affiliate shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument, in form and substance reasonably satisfactory to Parent and Purchaser.

        (c) NO SOLICITATION. From the date hereof until the consummation of the Offer or the termination of this Agreement in accordance with its terms, the Principal Stockholder (i) shall immediately terminate any discussions with any third party concerning an Acquisition Proposal and (ii) shall not, and shall not permit any of its Representatives to, directly or indirectly,
    (A) encourage, solicit, initiate or knowingly facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal,
    (B) participate in any discussions or negotiations with, or provide any information to, or otherwise take any other action to assist or facilitate any Person or group (other than Parent or Purchaser or any Affiliate or associate of Parent or Purchaser) concerning any Acquisition Proposal,
    (C) enter into an agreement with any Person, other than Parent or Purchaser, providing for a possible Acquisition Proposal or (D) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any Person, other than by Parent or Purchaser. Notwithstanding the foregoing, the Principal Stockholder or any of its Representatives may take any such actions in the Principal

    Stockholder's or any of its Representatives' capacity as a director or officer of the Company to the extent permitted pursuant to and in strict accordance with the terms of the Merger Agreement.

        (d) NOTIFICATION. The Principal Stockholder hereby agrees to notify Parent promptly of the number of any additional Shares and the number and type of any other shares of capital stock acquired by it, if any, after the date hereof.

    9. STOP TRANSFER. The Principal Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement.

    10. FURTHER ASSURANCES. From time to time, at Purchaser's or Parent's request and without further consideration, the Principal Stockholder agrees that it shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

    11. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Parent shall have purchased and paid for all of the Owned Shares of the Principal Stockholder in accordance with the Offer (or any subsequent or replacement tender offer by the Parent or any of its Subsidiaries) and (b) the date upon which the Merger Agreement is terminated in accordance with its terms; PROVIDED, HOWEVER, that if the Merger Agreement is terminated pursuant to any of Sections 8.1(d), (e), (f), (g) or (h) of the Merger Agreement and at the time of such termination the Termination Fee either is or may become payable pursuant to
Section 8.3(b) of the Merger Agreement, this Agreement shall only terminate on the date which is six (6) months after the date of termination of the Merger Agreement.

    12.  MISCELLANEOUS.

        (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        (b) COSTS AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

        (c) ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party; PROVIDED, that Parent and Purchaser may assign their respective rights and obligations hereunder to any direct or indirect Subsidiary of Parent which is an assignee of such parties' rights and obligations under the Merger Agreement, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        (d) AMENDMENTS; WAIVER. This Agreement may not be amended, changed, supplemented or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties may waive compliance by the other parties hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

        (e) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five
    (5) Business Days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Purchaser:                         Pitney Bowes Inc
                                                   One Elmcroft Road
                                                   Stamford, Connecticut 06926-0700
                                                   Attention: Brian Baxendale and
                                                            Deputy General Counsel
                                                   Facsimile: (203) 421-3963,
                                                            (203) 351-6648 and
                                                            (203) 351-7756

Copy to:                                           Paul, Weiss, Rifkind, Wharton & Garrison
                                                   1285 Avenue of the Americas
                                                   New York, NY 10019-6064
                                                   Attention: Douglas A. Cifu, Esq.
                                                   Facsimile: (212) 757-3990

If to the Principal Stockholder:                   Warburg, Pincus Investors, L.P.
                                                   466 Lexington Avenue
                                                   New York, New York 10017
                                                   Attention: Stewart K.P. Gross
                                                   Facsimile: (212) 878-9351

or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

        (f) SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        (g) SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto
    (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

        (h) REMEDIES. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (i) DIRECTORS' FIDUCIARY DUTIES. Notwithstanding anything herein to the contrary, nothing set forth herein shall in any way restrict any director, officer or employee in the exercise of his fiduciary or other duties as a director, officer or employee of the Company.

        (j) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

        (k) JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURTS OF THE STATE OF DELAWARE OR THE UNITED STATES OF AMERICA FOR THE DISTRICT OF DELAWARE AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM.

        (l) WAIVER OF JURY TRIAL. PARENT AND THE PRINCIPAL STOCKHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

        (m) HEADINGS; INTERPRETATION. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

        (n) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, Parent, Purchaser and the Principal Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                                       PITNEY BOWES INC.

                                                       By:  /s/ BRUCE NOLOP
                                                            -----------------------------------------
                                                            Name: Bruce Nolop
                                                            Title: Executive VP and Chief Financial
                                                            Officer

                                                       MAUI ACQUISITION CORP.

                                                       By:  /s/ BRUCE NOLOP
                                                            -----------------------------------------
                                                            Name: Bruce Nolop
                                                            Title: Executive VP and Chief Financial
                                                            Officer

                                                       WARBURG, PINCUS INVESTORS, L.P.

                                                       By:  WARBURG, PINCUS & CO., its General Partner

                                                       By:  /s/ STEWART GROSS
                                                            -----------------------------------------
                                                            Name: Stewart Gross
                                                            Title: Senior Managing Director

                                   SCHEDULE 1

                                                                                        NUMBER OF
                                                                  NUMBER OF SHARES     SHARES OWNED
                                    NUMBER OF       NUMBER OF       OF SERIES B      ON CONVERSION OF
                                     COMMON          CLASS B         PREFERRED           SERIES B         NUMBER OF
NAME OF SHAREHOLDER               SHARES OWNED    SHARES OWNED      STOCK OWNED      PREFERRED STOCK    OPTIONS OWNED
-------------------               -------------   -------------   ----------------   ----------------   --------------
Warburg, Pincus Investors,
L.P............................     4,647,212       2,417,112           400             2,091,503


                                   NUMBER OF
                                  SHARES OWNED
                                 ON EXERCISE OF   TOTAL OWNED
NAME OF SHAREHOLDER                 OPTIONS          SHARES
-------------------              --------------   ------------
Warburg, Pincus Investors,
L.P............................                    9,155,827

                                   SCHEDULE 2
                        WARBURG, PINCUS INVESTORS, L.P.
                     OWNERSHIP HISTORY/TRANSACTION SUMMARY

        DATE            SHARE AMOUNTS                            DESCRIPTION                            COMMON SHARES
---------------------   --------------   ------------------------------------------------------------  ---------------
     07/31/1992             116,300      9% Series A Cumulative Preferred Stock
     07/31/1992           3,678,374      Class A Common                                                   3,678,374
     11/07/1996           2,881,446      In Conjunction with Alysis' IPO at $6.00 per share,WPI           2,881,446
                                         converted its preferred shs & accrued dividends into
                                         2,881,446 shs of Common Stock
       9/3/1998             450,000      Purchased from C. Ravi                                             450,000
      5/15/1999              24,774      Purchase from D. Winkler                                            24,774
      7/29/1999                 400      Series B Convertible Preferred stock (convertible into
                                         2,091,503 Common Shares)
      10/1/1999              29,730      Purchase from T. Leger                                              29,730
                          ---------      ------------------------------------------------------------     ---------
          TOTAL                                                                                           7,064,324

        DATE           COMMON SHARE EQUIVALENTS
---------------------  -------------------------
     07/31/1992
     07/31/1992
     11/07/1996

       9/3/1998
      5/15/1999
      7/29/1999                2,091,503

      10/1/1999
                               ---------
          TOTAL                2,091,503